Exhibit 10.1

February 28, 2019

Dr. Aaron Osborne

Re: Employment Terms for Chief Medical Officer

Dear Aaron,

This letter agreement (the “Agreement”) memorializes the employment terms for your anticipated hire by Adverum Biotechnologies, Inc. (the “Company”) in the position of Chief Medical Officer reporting to Leone Patterson, Chief Executive Officer. These terms will become effective on April 1, 2019 or a date determined by mutual agreement. (as applicable, the “Hire Date”).

Effective as of the Hire Date, your employment terms will be as follows:

1.Compensation and Benefits.

Your base salary will be $425,000.00 annually ($17,708.34 per pay period), subject to payroll deductions and all required withholdings, representing full-time employment with the Company. Your salary will be paid in accordance with the Company’s standard payroll schedule.

In addition, for each calendar year starting with 2019 you will be eligible to earn an annual performance bonus with a target bonus amount equal to forty (40%) of your base salary during the bonus year, provided you are actively employed from the Hire Date through and including the date of bonus grants. Your annual bonus will be calculated based on attainment of individual goals (including corporate and personal objectives) to be determined by the Company’s management each year. Bonus payments will be in the form of cash and will be granted entirely at the discretion of the Company’s CEO and Board of Directors. Any cash bonus payments will be less payroll deductions and all required withholdings. Your bonus for 2019 may be prorated based on your Hire Date. Any conflict between the foregoing and the Change in Control and Severance Agreement (“Severance Agreement”, attached hereto) regarding bonus payments in the event of a Covered Termination other than during a Change in Control Period (as defined in the Severance Agreement), the terms of the Severance Agreement shall control. In addition to a cash bonus, you may be eligible for an annual equity grant, provided that you are actively employed with the Company through and including the date of such annual equity grant. Such equity grant for 2019 may be prorated based on your Hire Date.

A one-time signing bonus of $225,000 to be paid within the first thirty (30) days of your employment and will be subject to payroll deductions and all required withholdings. Should you terminate your employment for any reason, or should the Company terminate you for cause, within twenty-four (24) months of your hire date, you will be responsible for repaying the one-time signing bonus on a monthly pro rata basis.

You will be eligible to participate in the Company’s general employee benefits in accordance with the terms, conditions and limitations of the benefit plans to the extent such plans have been established by the Company.

2.Stock Option and Restricted Stock Units grants.

In addition to the compensation and benefits described above, the Company will grant you 450,000 Stock Options, representing the option to purchase shares of the Company’s common stock at a price equal to the closing price of the common stock on the Hire Date. The foregoing stock option will be granted outside the Company’s 2014 Equity Incentive Plan as an inducement grant and will be subject to the standard form of stock option agreement (the “Option Agreement”), and shall provide that 25% of the shares vest after twelve (12) months, and the remaining 75% of the shares vest in equal monthly installments over the following thirty-six (36) months.

3.Confidentiality and Proprietary Information Obligations.

(a)

Company Policies and Proprietary Information Agreement. You will be required to sign the Employee Proprietary Information and Inventions Assignment Agreement attached hereto as Exhibit A (the “Proprietary Information Agreement”).

(b)

Adverse or Outside Business Activities. Throughout your employment with the Company, you may engage in civic, academic teaching and lectures, and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. You may not engage in other employment or undertake any other commercial business activities unless you obtain the prior written consent of the Company’s CEO. The Company may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Company, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s reputational or business interests or conflict with your duties to the Company. In addition, throughout the term of your employment with the Company, you agree not to, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be competitive with the Company’s business; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. You hereby represent and warrant that you have disclosed previously to the Board all other employment or other commercial business activities that you already undertake, or intend to undertake (to the extent currently known by you), during your period of employment with the Company.

4.No Conflicts.

By signing this Agreement you hereby represent to the Company that, except as previously disclosed to the Company: (a) your employment with the Company is not prohibited under any employment agreement or other contractual arrangement; and (b) you do not know of any conflicts which would restrict your employment with the Company. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company, and that you are presently in compliance with such contracts, if any.

5.At Will Employment; Change in Control and Severance Agreement

Subject only to the benefits described in the Severance Agreement attached hereto as Exhibit B, your employment relationship with the Company will be an “at-will” arrangement. This means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. The Company also has the right to reassign you or change your compensation at any time, with or without cause or advance notice. This “at-will” employment relationship cannot be changed except in a written agreement approved by the Company and signed by you and by a duly authorized officer of the Company.

6.Miscellaneous.

6.1.Conditions of employment.  As required by law, your employment is contingent upon satisfactory proof of your identity and legal authorization to work in the United States. Additionally, this offer is contingent upon your completion of the employment application, verification of your references, satisfactory completion of a pre-employment background check and execution of the Proprietary Information Agreement and the Acknowledgment of Business Ethics and Conduct Guide and Company Policies by or on your first day of employment.

6.2.Entire agreement.  This Agreement, together with your Proprietary Information Agreement (Exhibit A) and Change in Control and Severance Agreement (Exhibit B), forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, concerning your employment terms.

6.3. Succession and assignment.  This Agreement is personal to you and shall not be assigned by you. Any purported assignment by you shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

6.4. Enforceability.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

6.5. Governing law and jurisdiction.  This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of California, county of San Mateo. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

6.6. Headings and captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

6.7. No construction against drafter.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.

6.8. Waiver.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.

6.9. Counterparts. This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

7. Acknowledgement of Full Understanding.  YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

Please sign and date this letter and return it to me by the close of business on February 27, 2019 in order to confirm your anticipated employment terms as set forth above.

We look forward to a productive and enjoyable work relationship with you.

Sincerely,

Adverum Biotechnologies Inc.:

/s/ Leone Patterson
Leone Patterson
Chief Executive Officer

Understood and Accepted:

/s/ Aaron Osborne
Name: Aaron Osborne
Date: